Exhibit 10.1

THIRD AMENDMENT
 TO
EMPLOYMENT AGREEMENT

This THIRD AMENDMENT TO EMPLOYMENT AGREEMENT (this “Third Amendment”) is made the 30th day of June, 2009, by and between AXS-One Inc., a Delaware corporation (the “Company”), and William P. Lyons (the “Executive”).  Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Employment Agreement (as defined below).

WHEREAS, the Company and the Executive are parties to an Employment Agreement dated as of April 21, 2004, as amended by a First Amendment to Employment Agreement dated as of August 12, 2008 and a Second Amendment to Employment Agreement dated as of January 27, 2009 (collectively, the “Employment Agreement”), pursuant to which the Company retained the Executive to serve as President and Chief Executive Officer of the Company; and

WHEREAS, the parties now wish to effect certain changes to the severance benefits payable to the Executive pursuant to the Employment Agreement and in accordance with that certain Agreement and Plan of Merger dated as of April 16, 2009 (the “Merger Agreement”) by and among Unify Corporation (“Parent”), UCAC, Inc. and the Company.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

1.           Amendments.  The following provisions of the Employment Agreement are hereby amended as follows:

(a)           Subsection (1) of Section 7.e of the Employment Agreement is deleted in its entirety.

(c)           Subsection (2) of Section 7.e of the Employment Agreement is deleted and the following substituted therefor:

‘‘(2)                      Involuntary Termination.  In the event of a termination of the Executive’s employment hereunder by the Company without Cause or by the Executive for Good Reason and, in either case, under circumstances constituting an Involuntary Separation from Service on or within 12 months following a Change of Control, the Company will pay the Executive a separation pay benefit (the “Change of Control Severance Payments”) equal to the amount of the Severance Payments payable pursuant to paragraph (ii) of Section 7.b hereof (i.e., twelve (12) months of the Executive’s annual rate of base salary (as of the Executive’s Separation from Service date)), payable over a twelve-month period as provided in Section 7.b(ii) hereof; provided, that if Parent sells or otherwise transfers all or substantially all of the Company’s assets prior to the end of such twelve-month period, or if Parent is acquired (by merger, tender offer or otherwise) by a third-party acquirer prior to the end of such twelve-month period, then Parent (or the surviving company) shall, within five business days following such change of control event, pay to the Executive, in a lump sum, the full amount of the remaining Change of Control Severance Payments.  For purposes of this Section 7.e(2), the Executive’s “annual rate of base salary” means such rate as was in effect on the Commencement Date (i.e., $400,000).  In addition, if COBRA continuation coverage under any Company (or successor) healthcare plan is elected, the Company (or successor) shall provide such coverage at no cost to the Executive for the period of the COBRA coverage or twelve months, whichever is shorter.  The Executive will also be entitled to prompt payment of (A) any accrued but unpaid salary, automobile allowance and vacation, (B) any earned but unpaid bonus (subject, if applicable, to the terms of any deferred compensation arrangements), and (C) reimbursement of business expenses incurred prior to the date of termination.”

(d)           Section 7.e of the Employment Agreement is amended by adding the following as a new subsection (3):

“(3)           Management Performance Shares.  For purposes of this Section 7.e(3), the terms “Net License Revenue”, “Old Notes”, “Earn-Out” and “Parent Shares” have the meanings ascribed to such terms in the Merger Agreement.  In addition to the Change of Control Severance Payments described above, in the event of a termination of employment hereunder by the Company without Cause or by the Executive for Good Reason and, in either case, under circumstances constituting an Involuntary Separation from Service on or within 12 months following a Change of Control pursuant to the Merger Agreement, the Executive will be eligible to receive additional compensation in the form of earn-outs (collectively, the “Management Performance Shares”) based upon Net License Revenue recorded over the same period in which the holders of Old Notes will be eligible to receive their Earn-Out shares.  The Management Performance Shares shall be earned and distributed in accordance with the provision of Section 4.7(b) of the Merger Agreement, so that after holders of Old Notes have received 2,580,000 Parent Shares (as adjusted to reflect stock splits, stock dividends and reverse stock splits of Parent) as Earn-Out, the Executive will receive 70.07% of one-half of the next 342,500 Parent Shares (as adjusted to reflect stock splits, stock dividends and reverse stock splits of Parent) distributed as Earn-Out, up to a maximum of 120,000 Parent Shares.  Issuance of the Management Performance Shares will be made to the Executive on the same basis as the issuance of Earn-Out Parent Shares to the holders of Old Notes. The protective provisions described in Section 4.7 of the Merger Agreement shall apply for the benefit of the Executive as if incorporated in this Section 7.e(3).”

2.           Effect of Amendment.  The parties hereby agree and acknowledge that except as provided in this Third Amendment, the Employment Agreement remains in full force and effect and has not been modified or amended in any other respect, it being the intention of the Company and the Executive that this Third Amendment and the Employment Agreement be read, construed and interpreted as one and the same instrument.

3.           Governing Law.  This Third Amendment shall be interpreted under, and construed in accordance with, the laws of the State of New Jersey, exclusive of its choice of law provisions.

4.           Counterparts.  This Third Amendment may be executed and delivered (including by facsimile or electronic transmission) in multiple counterparts, each of which shall be an original, so that all of which taken together shall constitute one and the same instrument.

5.           Further Assurances.  Each of the parties hereto will, at the request of the other party, execute, deliver and acknowledge, without any consideration, such additional documents, instruments or certificates or do or cause to be done such other things as are reasonably necessary or desirable to make effective the agreements and transactions contemplated by this Third Amendment.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment on the year and date first above written.

AXS-ONE INC.

By:/s/ Joseph P. Dwyer
Name:  Joseph P. Dwyer
Title:  Chief Financial Officer

EXECUTIVE:

/s/ William P. Lyons
William P. Lyons

[Signature Page to Third Amendment to Employment Agreement]